UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 23, 2015 (March 19, 2015)

REGENERON PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

New York

(State or other jurisdiction of incorporation)

000-19034	13-3444607
(Commission File Number)	(I.R.S. Employer Identification No.)

777 Old Saw Mill River Road, Tarrytown, New York	10591-6707
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (914) 847-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                Entry into a Material Definitive Agreement.

On March 19, 2015, Regeneron Pharmaceuticals, Inc. (“Regeneron” or the “Company”) entered into a credit agreement (the “Credit Agreement”) by and among the Company, as a borrower and guarantor; certain direct and indirect subsidiaries of the Company, as the initial subsidiary borrowers; JPMorgan Chase Bank, N.A., as administrative agent; Bank of America, N.A. and U.S. Bank National Association, as co-syndication agents; Barclays Bank PLC, Citibank, N.A., Credit Suisse AG, Cayman Islands Branch, Fifth Third Bank and Morgan Stanley MUFG Loan Partners, LLC, as co-documentation agents; JPMorgan Chase Bank, N.A., Bank of America, N.A. and U.S. Bank National Association, as the issuing banks; JPMorgan Chase Bank, N.A., as the swingline lender; and the other lenders party thereto from time to time.

The Credit Agreement provides for a $750 million senior unsecured five-year revolving credit facility (with a $25 million sublimit for swingline borrowings and a $100 million sublimit for letters of credit) (the “Credit Facility”). The loans under the Credit Facility have a variable interest rate based on either the London Interbank Offered Rate or the alternate base rate (or other applicable rate with respect to non-dollar borrowings), plus an applicable margin that varies with the Company’s debt rating and total leverage ratio. The Credit Agreement includes an option for the Company to elect to increase the commitments under the Credit Facility and/or to enter into one or more tranches of term loans in the aggregate principal amount of up to $250 million, subject to the consent of the lenders providing the additional commitments or term loans, as applicable, and certain other conditions.

The proceeds of the loans under the Credit Facility may be used to finance the working capital needs, and for general corporate or other lawful purposes, of Regeneron and its subsidiaries. The Company has guaranteed all obligations under the Credit Facility.

The Credit Agreement contains financial and operating covenants. Financial covenants include a maximum total leverage ratio and a minimum interest expense coverage ratio. Operating covenants include, among other things, limitations on (i) the incurrence of indebtedness, (ii) liens on assets of the Company and its subsidiaries, (iii) certain fundamental changes and the disposition of assets by the Company and its subsidiaries, (iv) entering into swap agreements, (v) entering into affiliate transactions and (vi) the payment of dividends, distributions and certain other restricted payments in respect of the capital stock of the Company and its subsidiaries. The Credit Agreement contains other customary covenants, representations and warranties and events of default.

The Credit Facility matures, and all amounts outstanding thereunder will become due and payable in full, on March 19, 2020. The Credit Agreement includes an option for the Company to elect to extend the maturity date of the Credit Facility, subject to the consent of the extending lenders and certain other conditions. Amounts borrowed under the Credit Facility may be prepaid, and the commitments under the Credit Facility may be terminated, at any time without premium or penalty. As of the date of this report, no amounts were outstanding under the Credit Facility.

The foregoing summary of the Credit Agreement is qualified in its entirety by the full text of the Credit Agreement, which is attached as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 2.03.                Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On March 19, 2015, the Company entered into the Credit Agreement as described under Item 1.01 above. The description of the Credit Agreement set forth in Item 1.01 above is incorporated herein by reference.

Item 9.01.                Financial Statements and Exhibits.

(d) Exhibits.

10.1

Credit Agreement, dated as of March 19, 2015, by and among Regeneron Pharmaceuticals, Inc., as a borrower and guarantor; certain direct and indirect subsidiaries of Regeneron Pharmaceuticals, Inc., as the initial subsidiary borrowers; JPMorgan Chase Bank, N.A., as administrative agent; Bank of America, N.A. and U.S. Bank National Association, as co-syndication agents; Barclays Bank PLC, Citibank, N.A., Credit Suisse AG, Cayman Islands Branch, Fifth Third Bank and Morgan Stanley MUFG Loan Partners, LLC, as co-documentation agents; JPMorgan Chase Bank, N.A., Bank of America, N.A. and U.S. Bank National Association, as the issuing banks; JPMorgan Chase Bank, N.A., as the swingline lender; and the other lenders party thereto from time to time.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

REGENERON PHARMACEUTICALS, INC.

/s/ Joseph J. LaRosa
Joseph J. LaRosa
Senior Vice President, General Counsel and Secretary
Date: March 23, 2015

EXHIBIT INDEX

Number	Description

10.1

Credit Agreement, dated as of March 19, 2015, by and among Regeneron Pharmaceuticals, Inc., as a borrower and guarantor; certain direct and indirect subsidiaries of Regeneron Pharmaceuticals, Inc., as the initial subsidiary borrowers; JPMorgan Chase Bank, N.A., as administrative agent; Bank of America, N.A. and U.S. Bank National Association, as co-syndication agents; Barclays Bank PLC, Citibank, N.A., Credit Suisse AG, Cayman Islands Branch, Fifth Third Bank and Morgan Stanley MUFG Loan Partners, LLC, as co-documentation agents; JPMorgan Chase Bank, N.A., Bank of America, N.A. and U.S. Bank National Association, as the issuing banks; JPMorgan Chase Bank, N.A., as the swingline lender; and the other lenders party thereto from time to time.